                       Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Aterian, Inc. of our independent auditors’ report dated May 5, 2021, relating to the financial statements of 9830 MacArthur, LLC & Subsidiaries Ecommerce Business Under the Brands Mueller, Pursteam, Pohl and Schmitt and Spiralizer included in Aterian, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 14, 2021. We also consent to the reference to us under the caption of “Experts” in the Prospectus.

/s/ Boeckermann Grafstrom & Mayer, LLC

St. Paul, Minnesota
August 9, 2021